Exhibit 1.1.1

AMENDMENT NO. 1 TO AT MARKET ISSUANCE SALES AGREEMENT

THIS AMENDMENT NO. 1 TO THE AT MARKET ISSUANCE SALES AGREEMENT (this “Amendment”), is made and entered into as of [●], 2025, by and among JAKKS Pacific, Inc. (the “Company”) and B. Riley Securities, Inc. (the “Agent”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the At Market Issuance Sales Agreement, dated as of October 20, 2022 (the “Sales Agreement”) between the Company and the Agent.

RECITALS

WHEREAS, the Company and the Agent entered into the Sales Agreement relating the issuance and sale of the Company’s common stock, par value $0.001 per share (the “Common Stock”), through or to the Agent, as sales agent or principal, from time to time during the term of the Sales Agreement pursuant to a registration statement on Form S-3 (File No. 333-267958) (the “Prior Registration Statement”) and the related prospectus for the issuance and sales of Common Stock under the Sale Agreement up to $75,000,000.

WHEREAS, the Prior Registration Statement will expire on October 28, 2025 and Company and the Agent wish to extend the Sales Agreement by transferring any unsold shares of Common Stock under the Sales Agreement to a replacement registration statement on Form S-3 filed by the Company on October [●], 2025.

WHEREAS, the parties hereto desire to amend the Sales Agreement as set forth herein to reflect the foregoing.

NOW, THEREFORE, the parties agree as follows:

1. All references to “Form S-3” in the Sales Agreement, shall refer to the Registration Statement on Form S-3 (No. 333-[●]) filed on October [●], 2025 by the Company.

2. The Company agrees to reimburse reasonable legal fees incurred by B. Riley Securities, Inc. up to $15,000 in connection with this Amendment.

3. Schedule 3. Schedule 3 to the Sales Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

4. Sale and Delivery to the Agent; Settlement. The first sentence of Section 5(b) is hereby amended and restated in its entirety to read as set forth below:

Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the first (1st) Trading Day following the date on which such sales are made (each, a “Settlement Date”).

5. Governing Law and Time; Waiver of Jury Trial. This Amendment shall be governed in the same manner as described in Section 18 of the Sales Agreement.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

7. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment.

8. Effective Date and Other Changes. This Amendment shall become effective on the date hereof. Except to the extent hereby amended, the terms and provisions of the Sales Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Sales Agreement as of the date first written above.

Very truly yours,

JAKKS PACIFIC, INC.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to the Sales Agreement]

Accepted: As of the date first written above

B. RILEY SECURITIES, INC.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to the Sales Agreement]

Exhibit A

Notice Parties

The Company

John Kimble (jkimble@jakks.net)

The Agent

Scott Ammaturo (sammaturo@brileysecurities.com)

Michael Devitt (mdevitt@brileysecurities.com)

Natalie Bend (Nbend@brileysecurities.com)